Exhibit 99.1

FOR IMMEDIATE RELEASE                                      SEPTEMBER 10, 1999

             HEILIG-MEYERS FURNITURE COMPANY TO EXIT CHICAGO STORES

         Richmond, VA: Heilig-Meyers Company (NYSE: HMY) today announced that it was exiting 18 Heilig-Meyers Furniture stores, all of which are located in the Chicago and Milwaukee markets. Donald S. Shaffer, President and Chief Operating Officer, stated that this move was consistent with the Company's aggressive plan to eliminate underperforming assets to improve profitability and shareholder value. He added that after a thorough review of all options in this market, management had determined that the cost of continuing these operations would not allow the Company to achieve an acceptable level of return on its investment. Management noted that the stores would close for normal business on September 10, 1999. The Company noted that approximately 500 employees would be affected by these closings. Mr. Shaffer added that where possible, the Company will attempt to find positions for these employees in the Heilig-Meyers family of stores.

         Management noted that the Company expects pre-tax costs associated with exiting these stores to be approximately $45 to $50 million (approximately $31 to $35 million net of taxes). These costs are expected to be recorded against results for the quarter ended August 31, 1999, which will also include the previously announced gain of approximately $130 to $135 million (approximately $55 to $58 million net of tax) associated with the sale of the Mattress Discounters division. Upon the complete disposition of inventories, accounts receivable and other assets associated with the Chicago and Milwaukee stores, including income tax savings relating to these dispositions, the Company expects to receive approximately $20 to $25 million in cash benefits. In a closing statement Mr. Shaffer commented that management is continuing its aggressive review of non-core assets and that certain strategic divestiture options are still under evaluation.

         Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items. As of August 31, 1999, the Company operated 923 stores: 816 as Heilig-Meyers, 71 as The RoomStore, 3 Homemaker stores in Chicago and 33 in Puerto Rico as Berrios. Visit the Company's retail web sites at www.heiligmeyers.com and www.roomstore.com. For the latest corporate news visit www.hmyco.com

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The forward looking statements made above and identified by the word "expects," reflect the Company's reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include but are not limited to, final determination of actual costs associated with exiting the 18 stores and final valuations relating to the disposition of the assets to be sold and or transferred to unrelated third parties for sale.

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